UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 12, 2005

Date of Report (Date of earliest event reported)

HARRAH’S ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Harrah’s Court

Las Vegas, Nevada 89119

(Address of principal executive offices)  (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

On August 30, 2005, Harrah’s Entertainment, Inc. (the “Company”) distributed a press release announcing that Hurricane Katrina caused extensive damage to its Grand Casino Biloxi and Grand Casino Gulfport properties, and that its Harrah’s New Orleans property was also damaged.

As of September 12, 2005, the Company is unable to estimate the full extent of the damage at Harrah’s New Orleans, but believes that the Mississippi Gulf Coast casinos are significantly damaged.  The Company is unable to provide estimated re-opening dates for each of these properties.

Based upon the pro forma condensed combined financial statements for the Company, filed as Exhibit 99.1 to the Company’s
Form 8-K filed on August 25, 2005, Grand Casino Biloxi, Grand Casino Gulfport and Harrah’s New Orleans collectively contributed 8.8% of the Company’s pro forma total revenues or $402.2 million, and 13.5% of the Company’s pro forma income from operations or $70.1 million for the first six months of 2005.

The Company has property damage and business interruption insurance which applies to all of its assets in the New Orleans and Mississippi Gulf Coast areas.  The Company is working closely with its insurance carriers and claims adjusters to ascertain the full extent of the damage and the insurance amounts due to the Company.  However, the Company has deductibles for this insurance and cannot, at this time, estimate the total loss, net of insurance proceeds.

The Company believes that the impact on the surrounding communities, including damage to the infrastructure, major roads, utilities and the residential and commercial properties in these areas could negatively impact the local gaming industry and tourism for an extended period of time.  Despite any expected negative impact, at the present time, the Company does not expect that the closure of these properties will have a material effect on its liquidity, capital resources or operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRAH’S ENTERTAINMENT, INC.

Date: September 12, 2005	By:	/s/ Stephen H. Brammell
Stephen H. Brammell
Senior Vice President, General Counsel
and Corporate Secretary